Exhibit 10.31

EMPLOYMENT AGREEMENT

JOHN F. ENGELE

Amending and restating the Employment Agreement among the parties dated November 1, 2012.

THIS AGREEMENT shall be effective as of January 1, 2016 ("Effective Date") by and among Vista Gold Corp. (“VGC”), a Yukon Territory Corporation, Vista Gold U.S. Inc., a Delaware Corporation ("Employer" or the “Company”),  and John F. Engele ("Employee").

1.Employment.  Employer hereby employs Employee and Employee hereby accepts employment by Employer upon the terms and conditions hereinafter set forth.

2.Term.  The term of this Agreement (the "Term") shall begin on the Effective Date, shall not be for a definite period, but rather continued indefinitely until terminated in accordance with paragraph 6 of this Agreement.

3.Compensation.

a.

Employer shall pay Employee a base salary at an annual rate of  $280,000 (less such withholdings and deductions as required or permitted by law or by Employer’s policies) ("Base Salary").  Employee’s Base Salary will be reviewed annually by the Board of Directors of VGC (the “Board”) and may be adjusted in the sole discretion of the Board based on such review.

b.

Employee shall be entitled to receive health, dental, life, disability and accidental death and dismemberment insurance, and a 401(k) benefit plan, on the same basis as made available to other United States employees of Employer.  Employer may, in its discretion, also reimburse Employee for dues for professional organizations of which Employee is a member.

c.

In addition to the foregoing, Employee shall be entitled to four (4) weeks paid vacation per year plus one (1) additional week per year after five (5) continuous years of service from the date of hire, subject to the following conditions:

i.	Employee may carry a maximum of 6 weeks of vacation from one year to the next and will forfeit any vacation in excess of this amount accrued and not used prior to December 31st of each year; and
ii.

Employee shall take at least one vacation period per year with a planned absence of at least one (1) week during which his responsibilities shall be assumed by a subordinate or other executive officer of the Company.

d.

On such terms and conditions as may be approved by the Board in its discretion, Employee may be permitted to participate in VGC’s Short Term Incentive Plan (“STIP”) and Long Term Equity Incentive Plan (“LTIP”).

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4.Duties.

a.Employer hereby employs Employee, and Employee agrees to be employed, as  Sr. Vice President & Chief Financial Officer of VGC and Employer. Employee shall, subject to the direction and control of the Board, devote his full time and attention and his skills to the business of VGC, Employer and their Subsidiaries (as defined in Section 5 hereof)  and shall properly and efficiently carry out the duties assigned to him by the Board. Employee shall at all times act in the best interests of VGC, Employer and their Subsidiaries and shall not, without the prior consent in writing of the Board, engage in any other activity or employment which, in the judgment of the Board, conflicts with or impairs the ability of Employee to perform his duties under this Agreement.

b.Employee shall comply with all policies, procedures, and rules of Employer as may be in effect or modified from time to time.  Employee shall perform all of his duties, and shall insure that all actions performed within his area of responsibility are performed, in full compliance with all applicable laws

5.Other Duties.    Upon request by the Board, for so long as the Board may specify in its discretion, and without compensation in addition to that provided by this Agreement, Employee shall:

a. serve as a member of the board of directors of the Employer.

b.serve as an officer of or the nominee of VGC on the board of directors of any other companies in which either or both of VGC and Employer has an interest (each such company being hereinafter referred to collectively as the "Subsidiaries"), subject to appropriate authorization by the companies involved.

Upon termination of this Agreement or upon request by the Board, Employee shall resign from each of the positions which he has assumed pursuant to this paragraph 5, and shall sign all documents and take all steps as the Board may in its discretion deem necessary or advisable to effect such resignations.

6.Termination and Severance Compensation.

a.Definitions.

(1)“Just Cause” means any breach of this Agreement by Employee, including, without limitation, any breach of Employee’s covenants in Sections 10 or 11; any failure to perform assigned job responsibilities that continues unremedied for a period of thirty days after written notice to Employee by Employer; conviction of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor (other than a minor traffic offense); the Employer’s reasonable belief that Employee engaged in or permitted a violation of any statute, rule or regulation, any of which in the judgment of Employer is harmful to the business or reputation of VGC, Employer, or any Subsidiary; the Employer’s reasonable belief that Employee engaged in unethical practices, dishonesty or disloyalty; the death of Employee; or any disability of the Employee which renders him unable to perform the essential functions of his position with or without  reasonable accommodation (provided that no accommodation that imposes undue hardship on Employer, VGC, or any Subsidiary shall be

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required).

(2)“Good Reason” means Employer’s material breach of the terms of this Agreement which continues unremedied for a period of thirty days after written notice to Employer by Employee;.

(3)“Material Adverse Change” means the assignment to Employee of any duties that are substantially inconsistent with or materially diminish Employee’s position; or a material reduction of Employee’s Base Salary or other compensation; or the Employer relocating the Employee’s primary work location to any location more than 50 miles away from the Employee’s primary work location as of the date of this Agreement.

(4)“Change of Control” means:

(a) any consolidation or merger of VGC or the Employer with or into any entity, or any other corporate reorganization, in which, or as a result of which, the shareholders of VGC or the Employer immediately prior to such consolidation, merger or reorganization own less than a majority of the aggregate voting power of VGC or the Employer immediately after such consolidation, merger or reorganization; or

(b)any transaction or series of related transactions in which, or as a result of which, the shareholders of VGC or the Employer immediately prior to such transaction or series of transactions own less than a majority of VGC’s or the Employer’s aggregate voting power after such transaction or series of transactions; or

(c) the sale or disposition of all or substantially all of the assets of VGC or the Employer, whether by sale, amalgamation, consolidation, merger or otherwise; or

(d)any transaction or series of related transactions in which, or as a result of which, within six months of the date of the last of any such transaction, the individuals who, prior to the first of such transactions, constituted the entire Board cease to constitute at least a majority of the Board.

b.Employee may terminate this Agreement and his employment without Good Reason after thirty days written notice to Employer, and Employer may terminate this Agreement and Employee’s employment at any time for Just Cause.  Upon the effective date of such termination, all compensation, benefits, and other payments under this Agreement shall cease, and Employee shall be paid only his Base Salary through the date of termination, for any unused vacation time, and for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses.

c.Employee may terminate this Agreement and his employment at any time for Good Reason or in the event of a Material Adverse Change by giving Employer written notice which specifies with particularity the facts and circumstances which, in Employee’s view, constitute Good Reason or Material Adverse Change.  In the event of such termination, Employee shall receive:

(1)  all compensation provided in the foregoing paragraph 3 through the

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effective date of such termination,

(2)payment for any unused vacation time,

(3)reimbursement for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses; and

(4) continuation of all compensation provided in the foregoing paragraph 3 for a period of eighteen (18) months from the effective date of such termination; except Employee shall have no right to (a) participate in or receive any benefit from the STIP with respect to the year in which such termination occurs, or (b) participate in or receive any Award (as that term is defined in the LTIP) under the LTIP granted after the date of such termination.

d.Employer may terminate this Agreement and Employee’s employment at any time without Just Cause.  In the event of such termination, Employee shall receive:

(1)  all compensation provided in the foregoing paragraph 3 through the effective date of such termination,

(2)payment for any unused vacation time,

(3)reimbursement for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses; and

(4) continuation of all compensation provided in the foregoing paragraph 3 for a period of twelve (12) months from the effective date of such termination; except Employee shall have no right to (a) participate in or receive any benefit from the STIP with respect to the year in which such termination occurs, or (b) participate in or receive any Award (as that term is defined in the LTIP) under the LTIP granted after the effective date of such termination.

e.Employer or Employee may terminate this Agreement and the Employee's employment at any time within twelve (12) months of a Change of Control.  In the event of such termination, Employee shall receive:

(1)  all compensation provided in the foregoing paragraph 3 through the effective date of such termination,

(2)payment for any unused vacation time,

(3)reimbursement for any unreimbursed business expenses that are subject to reimbursement under Employer’s then current policy on business expenses; and

(4) continuation of all compensation provided in the foregoing paragraph 3 for a period of eighteen (18) months from the effective date of such termination; except that during that period (a) the STIP benefit shall be calculated and paid based upon the average of the percentage of Base Salary received in the two years preceding the termination date or, if Employee has completed less than two years of employment with Employer, the target percentage specified in the STIP, and (b) Employee shall have no right to participate in or receive any Award (as that term is

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defined in the LTIP) under the LTIP granted after the effective date of such termination.

f.If this Agreement and Employee’s employment are terminated pursuant to the foregoing paragraphs 6 c., 6 d., or 6 e., then, with respect to any period after the effective date of such termination during which any benefits specified in the foregoing paragraph 3 continue (the “Continuation Period”):

(1)the Employee shall be deemed to be an employee of Employer, except that the Employee shall not be entitled to receive a matching contribution to his retirement savings plan from the Employer;

(2)If the cost to Employer of extending to Employee any of the benefits specified in the foregoing paragraph 3 b. increases by reason of such termination, then Employee may elect either to (a) continue to receive any or all of such benefits during the Continuation Period by paying the amount of that cost increase or (b) discontinue receiving any or all of such benefits;

(3)If the Employee becomes employed by any other employer and becomes eligible to receive any of the benefits specified in the foregoing paragraph 3 b. from that employer, then as of the date upon which the Employee becomes eligible to receive such benefits from that employer, Employee’s right to receive such benefits from Employer shall cease;

(4)Subject to the approval of the Board in its discretion, and if permitted by the Vista Gold Corporation Stock Option Plan, all stock options held by Employee as of the effective date of such termination shall be deemed fully vested as of the effective date of such termination and, for the purpose of exercise of such stock options, Employee’s employment shall be deemed to be terminated as of the last day of the Continuation Period unless the Employee has exercised the Retirement Option described in paragraph 6.f.(5) below, in which case the Employee’s employment shall be deemed to have terminated as of the effective date of such termination;

(5)Employee may elect to receive as the “Retirement Option” the net present value, as calculated by the Employer, of all payments and benefits which he is entitled to receive under this Agreement during the Continuation Period, less such withholdings and deductions as required or permitted by law or by Employer’s policies, by giving notice of such election to the Employer within thirty days of the effective date of such termination; and

(6)If the Employee dies during the Continuation Period, any amounts that would otherwise have been paid to Employee under this Agreement during the Continuation Period shall be paid in a lump sum to the Employee’s estate, and for the purpose of any insurance policies or survivor benefits the Employee will be deemed to have died while employed by Employer, so that the Employee’s designated beneficiaries or Employee’s estate, as the case may be, shall receive the proceeds of such policies or such benefits.

7.Lawsuits. Employee shall promptly notify the Board of any suit, proceeding or other action commenced or taken against VGC, Employer or any Subsidiary, or of any facts or circumstances of which Employee is aware which may reasonably form the basis of any

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suit, proceeding or action against VGC, Employer or any Subsidiary.

8.Board Information. Employee shall keep the Board fully informed of all matters concerning VGC, Employer and the Subsidiaries and shall provide the Board with status reports concerning such entities at such times, in such manner and containing such information as the Board may request from time to time.

9.Compliance with Laws. To carry out his obligations hereunder, Employee shall make reasonable efforts to familiarize himself with and shall cause VGC, Employer and the Subsidiaries to comply with all relevant and applicable laws, regulations and orders and in particular, shall conduct the business of VGC, Employer and the Subsidiaries in a manner so as to cause VGC to comply in all material respects with all federal, provincial, state or local environmental laws, regulations and orders of application in each jurisdiction where VGC, Employer and the Subsidiaries carries on business or owns assets. Employee shall promptly notify the Board if he becomes aware that VGC, Employer or any of the subsidiaries has violated any law.

10.Disclosure of Information. By acceptance of this Agreement, Employee expressly acknowledges that he has received or will receive certain confidential information pertaining to the operations and business affairs of VGC, Employer and the Subsidiaries and, as the same may exist from time to time, such information is a valuable, special and unique asset of the business of VGC. Employee agrees that he shall not, during his employment under this Agreement or at any time thereafter, disclose any such information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior written consent of VGC. Employee also hereby agrees that immediately upon any termination of this Agreement, for any reason whatsoever, Employee shall return to VGC all copies of any such information (in whatever form) then in Employee's possession. The Employee, VGC and the Employer agree that upon a breach or violation of any provision of Section 10, VGC and the Employer, in addition to all other remedies which might be available to them, shall be entitled as a matter of right to equitable relief in any court or competent jurisdiction, including the right to obtain injunctive relief or specific performance. The Employee, VGC and the Employer agree that the remedies at law for any such breach or violation are not fully adequate and that the injuries to VGC and the Employer as a result of the continuation of any breach or violation are incapable of full calculation in monetary terms and, therefore, constitute irreparable harm. The provisions of Section 10 shall survive termination of this Agreement.

11.Non-Solicitation.  Employee agrees that during the term of this Agreement, during the Continuation Period, and for a period of two years following the end of the Continuation Period, Employee will not

a.Hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee or agent of VGC, Employer or any of the Subsidiaries to alter or discontinue a relationship with VGC, Employer or any of the Subsidiaries, or to do any act that is inconsistent with the interests of VGC, Employer or any of the Subsidiaries; or

b.Directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier of VGC, Employer or any of the Subsidiaries to alter or discontinue its relationship with VGC, Employer or any of the Subsidiaries.

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Employer and Employee agree that: this provision does not impose an undue hardship on Employee and is not injurious to the public; that this provision is necessary to protect the business of VGC, Employer, and the Subsidiaries; the nature of Employee’s responsibilities with VGC, Employer, and its affiliates under this Agreement require Employee to have access to confidential information which is valuable and confidential; the scope of this Section 11 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 11, including consideration herein.  The provisions of Section 11 shall survive the termination of this Agreement.

11.Assignment. This Agreement and rights and obligations of the parties hereto may be assigned by VGC, or Employer and shall bind and inure to the benefits of the assigns, successor or successors of VGC, and Employer and, insofar as payments are to be made to Employee after his death, shall inure to the benefit of the assigns, heirs, estate or legal representative of Employee. This Agreement is personal to Employee and may not be assigned by Employee.

12.Entire Agreement; Modifications. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions of the parties.  There are no conditions, representations, warranties, covenants, agreements or other provisions, express or implied, relating to the subject matter of this Agreement except as expressly provided in this Agreement.  This Agreement may only be changed, modified, supplemented or amended by an agreement in writing signed by the party to be bound thereby.

13.Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Colorado.

14.Arbitration. Any controversy or claim arising from or related to Employee's employment, this Agreement, or the breach thereof, will be settled by final and binding arbitration before a panel of three arbitrators in Denver, Colorado and judgment may be entered upon the arbitration award by any court having jurisdiction thereof. Matters subject to this provision include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under this provision also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and any other anti-discrimination statute, ordinance or rule. Such arbitration shall be administered by the American Arbitration Association under the then prevailing applicable rules of the American Arbitration Association. Within 15 days after the commencement of such arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. All fees and expenses of the arbitration shall be borne by Employer. However, each party shall be responsible for and shall pay his or its own attorneys' fees. Notwithstanding this provision, however, either party may apply to any court having jurisdiction hereof and seek injunctive relief to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved.

15.Severability. If any part of this Agreement is for any reason declared to be illegal, invalid, unconstitutional, void or unenforceable, all other provisions hereof not so held shall be and

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remain in full force and effect, and the intention of the parties as expressed in the stricken provision(s) shall be given effect to the extent possible.

16.Dollar References. All references to "dollars" and "$" shall mean United States Dollars.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below their signatures, effective as of the day and year first above written.

Vista Gold U.S. Inc.

/s/ John Rozelle

Authorized Signatory

Vista Gold Corp.

/s/ Frederick H. Earnest

Authorized Signatory

/s/ John F. Engele Employee

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